EXHIBIT 99

 For Release - 9/14/04
 Contact: Shannan B. Guthrie
 Public Relations Manager
 717/ 354-3612  or sbguthrie@bbnb.com


              PennRock Declares Cash Dividend
               for the Third Quarter of 2004

 BLUE BALL, PA - The Board of Directors of PennRock Financial Services Corp. (Nasdaq: PRFS) parent company of Blue Ball National Bank, PennRock Insurance Group, Inc. and PennRock Financial Advisors, N.A., declared a cash dividend on September 14, 2004 of $0.20 per share. The dividend applies to all shareholders of record as of September 28, 2004 and is payable on October 12, 2004. Shareholders will receive $0.20 for each share of PennRock stock owned as of the record date.

 PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment and trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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